SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               September 29, 2003

                Date of Report (Date of Earliest Event Reported)

                                    TSR, Inc.

  ---------------------------------------------------------------------------

             (Exact Name of Registrant as Specified in its Charter)



   DELAWARE                      0-8656                          13-2635899
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(State or Other              (Commission                  (I.R.S. Employer
Jurisdiction of              File Number)                 Identification No.)
Incorporation)



                      400 OSER AVENUE, HAUPPAUGE, NY      11788
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               (Address of Principal Executive Offices)    (Zip Code)


               (Registrant's Telephone Number, Including Area Code)
                             (631) 231-0333



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          (Former Name or Former Address, If Changed Since Last Report)

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)    Not Applicable

        (b)    Not Applicable

        (c)    Exhibits

        27.1.  Press release dated September 29, 2003.

ITEM 12.       Results of Operation and Financial Condition.

        On September 29, 2003, the Registrant issued a press release with respect to its operating results for the first quarter ended August 31, 2003, a copy of which is filed as Exhibit 27.1.


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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TSR, INC.

                                    By:     s/JOHN G. SHARKEY
                                            ----------------------------
                                            Name:  John G. Sharkey
                                            Title: Vice President and Secretary

Date:   September 29, 2003


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


                                  EXHIBIT INDEX

Exhibit No.           Description

27.1    Press Release dated September 29, 2003.


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


Exhibit 27.1

TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED AUGUST 31, 2003 AND DECLARES QUARTERLY DIVIDEND OF $ 0.15 PER SHARE.

Hauppauge, NY (September 29, 2003)---TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the first quarter ended August 31, 2003 and that its Board of Directors had declared a quarterly cash dividend of $0.15 per share.

For the quarter ended August 31st, revenues decreased 6.9% from the same quarter last year to $12.7 million. Consolidated net income decreased 24.1% from the comparable period to $504,000. Additionally, earnings per share decreased to $0.11 from $0.15.

The Company also announced that the Board of Directors had declared a cash dividend of $0.15 per share for its first fiscal quarter. The dividend will be payable October 31, 2003 to shareholders of record as of October 16, 2003.

Joe Hughes, CEO, stated, "We believe TSR remains one of the few small IT staffing companies that has been able to maintain profitability and build its cash during this period of decreased technology spending. As a result TSR paid a special one-time dividend of $2.00 per share in July and announced a policy of declaring dividends at the rate of $0.15 per quarter for its current fiscal year and beyond, provided we are able to maintain cash flow from operations.

Demand for IT professionals in the U.S. continues to be weak and adverse trends such as the continuing effects of the current economic climate and an increasing use of offshore development companies have substantially reduced job opportunities for stateside programmers. While we have experienced a small increase in the number of consultants on billing from the prior year quarter, the current weak economic environment has resulted in us realizing less profit on average from our billable consultants. We hope when increased demand does return, that we will be able to improve our pricing structure. However, at this stage, we cannot predict when economic conditions will improve and the demand for IT services will increase."

Certain statements contained herein are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to those described in the Company's filings under the Securities Exchange Act of 1934.


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


TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED AUGUST 31, 2003 AND DECLARED QUARTERLY DIVIDEND OF $0.15 PER SHARE.
(CONTINUED)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations and state and local government agencies.

                                                                            Three Months Ended
                                                                                    August 31,

                                                                           2003           2002
                                                                           ----           ----

Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 12,737,000   $ 13,681,000

Operating expenses . . . . . . . . . . . . . . . . . . . . . .       11,859,000     12,551,000
                                                                   ------------   ------------

Income from operations . . . . . . . . . . . . . . . . . . . .          878,000      1,130,000

Other income . . . . . . . . . . . . . . . . . . . . . . . . .           30,000         50,000
                                                                   ------------   -------------

Pre-tax income . . . . . . . . . . . . . . . . . . . . . . . .          908,000      1,180,000

Income taxes . . . . . . . . . . . . . . . . . . . . . . . . .          404,000        516,000
                                                                   ------------   ------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . .   $      504,000  $     664,000
                                                                   ============   ============

Basic and diluted net income per common share. . . . . . . . .   $         0.11  $       0.15
                                                                   ============   ============

Weighted average common shares outstanding. . . . . . . . . . .       4,523,000
                                                                   ============ 4,418,000
                                                                                =========

Weighted average diluted common shares outstanding. . . . . . .       4,531,000
                                                                   ============ 4,418,000
                                                                                =========



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